UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2016

IHEARTCOMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Texas	001-09645	74-1787539
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road, Suite 100

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

San Antonio, Texas, April 4, 2016. As previously announced, on March 7, 2016, iHeartCommunications, Inc. (the “Company”), initiated an action against, among others, Benefit Street Partners LLC, and certain related entities (collectively, “Benefit Street Partners”), Canyon Capital Advisors LLC (“Canyon Capital”), D. E. Shaw Galvanic Portfolios, LLC (“D. E. Shaw”), Franklin Advisers, Inc. (“Franklin Advisers”), and Franklin Mutual Advisers, LLC (“Franklin Mutual”), which is styled iHeartCommunications, Inc., f/k/a Clear Channel Communications, Inc. v. Benefit Street Partners LLC, et al., and is pending in the 285th Judicial District, Bexar County, Texas (the “Texas Court”), as Cause No. 2016 CI 04006 (the “Texas Litigation”). Only Benefit Street and Franklin Advisers have appeared in the Texas Litigation. Canyon Capital, D. E. Shaw and Franklin Mutual filed special appearances challenging the Texas Court’s jurisdiction over them. The Texas Litigation relates to the transfer and/or contribution on December 3, 2015 of 100,000,000 shares of Class B common stock of Clear Channel Outdoor Holdings, Inc., from Clear Channel Holdings, Inc., one of the Company’s wholly-owned subsidiaries that is a “restricted subsidiary” under the Company’s various debt documents, to Broader Media, LLC, one of the Company’s wholly-owned subsidiaries that is an “unrestricted subsidiary” under the Company’s various debt documents (the “Specified Event”). Certain holders of the Company’s senior secured indebtedness, including Benefit Street, D.E. Shaw, Franklin Advisers and Franklin Mutual, have alleged that this transfer violated certain covenants in certain of the Company’s priority guarantee note indentures.

On April 4, 2016, the Company announced that it has been in discussions with Benefit Street, D.E. Shaw, Canyon Capital, Franklin Advisers and Franklin Mutual to explore, among other things, a possible resolution of all issues raised in the Texas Litigation, including the Notices of Default issued by Benefit Street, D.E. Shaw, Franklin Advisers and Franklin Mutual with respect to the Specified Event. These discussions, which took place under a confidentiality agreement among those parties, have terminated and are no longer continuing based on the Company’s written disclosure that it is no longer pursuing the actions contemplated by such discussions, and the Texas Litigation is continuing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHEARTCOMMUNICATIONS, INC.

Date: April 4, 2016	By:	/s/ Lauren E. Dean
Lauren E. Dean
Vice President, Associate General Counsel and Assistant Secretary

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